As filed with the Securities and Exchange Commission on October 20, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIGIMARC CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	26-2828185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9405 SW Gemini Drive

Beaverton, Oregon 97008

(Address of principal executive offices, including zip code.)

DIGIMARC CORPORATION 2008 INCENTIVE PLAN
(Full title of the plan)

Bruce Davis

President and Chief Executive Officer

Digimarc Corporation

9405 SW Gemini Drive

Beaverton, Oregon 97008

503-469-4800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Danielle Benderly
Perkins Coie LLP
1120 N.W. Couch Street, Tenth Floor

Portland, Oregon 97209-4128

503-727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered(1)	Amount to Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.001 par value, including any associated preferred stock purchase rights, under the Digimarc Corporation 2008 Incentive Plan	2,500,000 Shares	$9.60	$24,000,000	$943.20

(1)

Each share of Common Stock registered hereunder includes an associated preferred stock purchase right. Until the occurrence of prescribed events, none of which has occurred, the preferred stock purchase rights are not exerciseable, are evidenced by certificates representing Common Stock, and may only be transferred with the Common Stock. No additional registration fee is payable with respect to the preferred stock purchase rights.

(2)

Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock, and including related preferred stock purchase rights.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share is estimated to be $9.60 based on the average of the high sales price ($10.00) and the low sales price ($9.20) for the Registrant’s Common Stock as reported by the Nasdaq Global Market on October 20, 2008.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)                              Amendment No. 6 to the Registrant’s Registration Statement on Form 10 filed on October 14, 2008 (File No. 001-34108), which contains audited financial statements for the most recent fiscal year for which such statements have been filed; and

(c)                              The description of the Registrant’s capital stock contained in the Registration Statements on under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.           DESCRIPTION OF SECURITIES

Not applicable.

Item 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if those directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with the respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if that person is adjudged liable for negligence or misconduct in the performance of his or her respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, but these provisions do not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective. The limitations described above do not affect the ability of the Registrant or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his or her fiduciary duty nor would such limitations limit liability under the federal securities laws.

The Registrant’s Bylaws require indemnification of directors and officers to the full extent permitted by the Delaware General Corporation Law. The Registrant has entered into agreements with each of its directors and executive officers  that require it to indemnify these persons against any expense, liability or loss, including attorney’s fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other imposed charges, any federal state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment under the agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in, any proceeding relating to any event or occurrence by reason of the fact that the person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant in various capacities.

The Registrant’s Bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the Delaware General Corporation Law. The Registrant intends to renew a policy of directors’ and officers’ liability insurance obtained by its predecessor corporation that insures our directors and officers against the cost of defense, settlement or payment of a judgment in specified circumstances.

Item 7.           EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.           EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Grant Thornton LLP

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

Item 9.           UNDERTAKINGS

A.                                   The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)                                  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b)                                 To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c)                                  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or  15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on October 20, 2008.

Digimarc Corporation

s/s Bruce Davis
By:	Bruce Davis
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Bruce Davis and Robert Chamness, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on October 20, 2008.

Signature	Title

s/s Bruce Davis	Chief Executive Officer and Chairman of the Board
Bruce Davis	(Principal Executive Officer)

s/s Michael McConnell	Chief Financial Officer and Treasurer (Principal Financial and
Michael McConnell	Accounting Officer)

s/s William J. Miller	Director
William J. Miller

s/s James T. Richardson	Director
James T. Richardson

s/s Peter W. Smith	Director
Peter W. Smith

s/s Bernard Whitney	Director
Bernard Whitney

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Grant Thornton LLP

23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)